Letter Agreement

The undersigned parties are executing this letter agreement (“Letter Agreement”) as of this 23rd day of September, 2005, and concurrently with a Sub-Administration Agreement (“the Agreement”) of even date herewith, among Nashville Capital Corporation (the “Manager”) and First Farmers & Merchants Bank of Columbia, Tennessee (the “Sub-Administrator”) and Unified Fund Services, Inc. Terms not otherwise defined in this Letter Agreement shall have the meaning assigned to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Manager has agreed to pay to the Sub-Administrator certain fees in return for the sub-administration services provided to the Manager by the Sub-Administrator.

WHEREAS, in order to attract new investors into the Funds, the Sub-Administrator has agreed waive its compensation under the Agreement for at least one year, in return for the Manager’s agreement to cap the Funds’ expenses.

NOW THEREFORE, in consideration for these premises and other good and valuable consideration, the undersigned parties hereby agree as follows:

1.         Sub-Administration Waiver. Commencing as of September 1, 2005 through August 31, 2006, the Sub-Administrator hereby agrees to waive any and all compensation that it is entitled to receive under the Agreement. This waiver may be extended at any time by the parties to this Letter Agreement

2.         Manager Waiver. Similarly, the Manager hereby agrees and undertakes to enter into an agreement with the Trust and the Funds, whereby the Manager will simultaneously agree to waive its fee and reimburse the Fund’s expenses, during the period of the Sub-Administration waiver, so that total operating expenses, except brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expense on securities sold short), fees and expenses of the non-interested person trustees, extraordinary expenses, and Rule 12b-1 expenses, if any, do not exceed the Fund’s average daily net assets as follows.

Fund Assets	Fixed Income Fund Fee Cap	Large Cap Fund Fee Cap	Value Fund Fee Cap
$1 - $25 million	0.965%	1.20%	1.20%
$20,000,001 to $50 million	0.965%	1.115%	1.115%
$50,000,001 to $100 million	0.845%	0.975%	0.975%
Over $100 million	0.775%	0.875%	0.875%

3.         Other. Other than as specifically set forth above, all other terms and conditions of the Agreement remain in full force and effect

NASHVILLE CAPITAL CORPORATION

By:
Larry Catlett,

FIRST FARMERS & MERCHANTS NATIONAL BANK OF COLUMBIA.

By:

Name:

Title:

3213812